UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 24, 2019

NABRIVA THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37558	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25-28 North Wall Quay, IFSC, Dublin 1, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 816-6640

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	NBRV	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2019, Nabriva Therapeutics plc (the “Company”) entered into an Open Market Sale AgreementSM (the “Sale Agreement”) with Jefferies LLC, as agent (“Jefferies”), pursuant to which the Company may offer and sell ordinary shares, nominal value $0.01 per share, for aggregate gross sale proceeds of up to $50,000,000 (the “Shares”) from time to time through Jefferies (the “Offering”).  The Company is also filing a prospectus supplement with the Securities and Exchange Commission in connection with the Offering (the “Prospectus Supplement”) under the Company’s shelf Registration Statement on Form S-3 (File No. 333-219567), which became effective on August 10, 2017 (the “Registration Statement”).

Upon delivery of an issuance notice and subject to the terms and conditions of the Sale Agreement, Jefferies may sell the Shares by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, including sales made directly on or through The Nasdaq Global Market (“Nasdaq”), the existing trading market for the ordinary shares.

The Company or Jefferies may suspend or terminate the offering of Shares upon notice to the other party, subject to certain conditions.  Jefferies will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices and applicable state and federal law, rules and regulations and the rules of Nasdaq.

The Company has agreed to pay Jefferies commissions for its services of acting as agent of up to 3.0% of the gross proceeds from the sale of the Shares pursuant to the Sale Agreement.  The Company has also agreed to provide Jefferies with customary indemnification and contribution rights.

A copy of the Sale Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference.  The foregoing description of the material terms of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A&L Goodbody, Irish counsel to the Company, has issued a legal opinion relating to the Shares.  A copy of such legal opinion, including the consent included therein, is attached as Exhibit 5.1 hereto.

The Shares will be sold pursuant to the Registration Statement, and offerings of the Shares will be made only by means of the Prospectus Supplement.  This Current Report on Form 8-K shall not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state or jurisdiction.

Item 8.01 Other Events.

Termination of Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co.

On March 16, 2018, the Company entered into a Controlled Equity OfferingSM Sales Agreement (the “Cantor Sales Agreement”) with Cantor Fitzgerald & Co., as agent (“Cantor Fitzgerald”), pursuant to which the Company could offer and sell ordinary shares, nominal value $0.01 per share, for aggregate gross sale proceeds of up to $50,000,000 from time to time through Cantor Fitzgerald (the “Cantor ATM Offering”).  The Company filed a prospectus supplement with the Securities and Exchange Commission on March 16, 2018 in connection with the Cantor ATM Offering (the “Cantor Prospectus Supplement”) under the Registration Statement.

The Company terminated the Cantor Sales Agreement effective as of June 24, 2019. The Company did not incur any termination penalties as a result of the termination of the Cantor Sales Agreement. As of the effective date of the termination of the Cantor Sales Agreement, the Company had sold an aggregate of 10,316,190 of its ordinary shares pursuant to the Cantor Sales Agreement for aggregate gross proceeds of $37.8 million and net proceeds to the Company of $36.3 million, after deducting commissions and offering expenses payable by the Company. The approximately $12.2 million of ordinary shares that had been available for sale pursuant to the Cantor Sales Agreement remained unsold at the time of its termination. The termination of the Cantor Sales Agreement terminated any future sales of ordinary shares through the Cantor ATM Offering pursuant to the Cantor Prospectus Supplement.

A copy of the Cantor Sales Agreement was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2018.

European Medicines Agency Validation of Marketing Authorization Application for Lefamulin

On June 24, 2019, the Company issued a press release announcing that the European Medicines Agency had determined that the Company’s Marketing Authorization Application (“MAA”) for the intravenous and oral formulations of lefamulin, its product candidate for the treatment of community-acquired pneumonia in adults 18 years of age and older, is valid. Validation of the MAA confirms that the submission is sufficiently complete to begin the formal review process.

The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Open Market Sale AgreementSM, dated June 25, 2019, by and between Nabriva Therapeutics plc and Jefferies LLC

5.1	Opinion of A&L Goodbody

23.1	Consent of A&L Goodbody (contained in Exhibit 5.1)

99.1	Press Release dated June 24, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABRIVA THERAPEUTICS PLC

Date: June 25, 2019	By:	/s/ Gary Sender
Gary Sender
Chief Financial Officer